CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 731 to Registration Statement No. 333-122917 on Form N-1A of our report dated May 28, 2015, relating to the consolidated financial statements and consolidated financial highlights of Altegris Macro Strategy Fund appearing in the Annual Report on Form N-CSR of Altegris Macro Strategy Fund for the year ended March 31, 2015, and to the references to us under the headings "Consolidated Financial Highlights" and "Independent Registered Public Accountant" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

July 24, 2015